Exhibit 9(c)(1)

[LOGO of The First National Bank of Boston]

                       FUND ACCOUNTING SERVICES AGREEMENT

THIS AGREEMENT made as of August 22, 1988, between Scudder Mutual Funds, Inc., a corporation under the laws of Maryland with its principal place of business at 345 Park Avenue, New York, New York (hereinafter called the "Fund"), and the First National Bank of Boston, a national banking association with its principal place of business in Boston, Massachusetts (hereinafter called the "Bank").

WHEREAS, pursuant to an agreement dated as of August 22, 1988, the cash and securities for the Fund's Scudder Gold Fund portfolio are held and administered by the Bank as custodian;

WHEREAS, the Fund has need for certain accounting and pricing services which the Bank is willing and able to provide in conjunction with the services as Custodian as aforesaid;

NOW THEREFORE in consideration of the mutual promises herein made, the Fund and the Bank agree as follows:

Section 1. Duties of Bank - General

     The Bank is authorized to act under the terms of this Agreement as the Fund's agent, and as such the Bank will:

     a. Maintain and preserve accounts, books, records and other documents as are required of the Fund under Section 31 of the Investment company Act of 1940 and Rules 31a-1 and 31a-2 thereunder;

     b. Record the current day's trading activity and such other proper bookkeeping entries as are necessary for determining that day's net asset value;

     c.   Render such statements or copies of records as are listed in Exhibit
          A hereto as from time to time are reasonably requested by the Fund; and such other information as the Fund may reasonably request and that the Bank is in a position to reasonably provide.

     d. Facilitate audits of accounts by the Fund's auditors or by any other auditors employed or engaged by the Fund or by any regulatory body with jurisdiction over the Fund;

     e.   Compute the Fund's net asset value per share on each day the New
          York Stock Exchange is open for trading and, if applicable, its public offering price and/or its rates and yields, and notify the Fund and such other persons as the Fund may reasonably request of the net asset value per share, the public offering price and/or the yield.

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     The Bank acknowledges that additional portfolios of the Fund may be established and that such portfolios, including the Portfolio, may be terminated, from time to time by action of the Board of Directors of the Fund. If the context requires and unless otherwise specifically provided herein, the term "fund" as used in this Agreement shall mean, in addition to the Portfolio, each subsequently created separate portfolio, as the Board of Directors of the Fund shall designate at its discretion and as to which such Board shall have appointed the Bank as custodian and as to which the Bank shall have accepted such appointment. To the extent the Fund shall include portfolios other than the Portfolio, such other portfolios also shall be subject to this Agreement.

Section 2. Valuation of Securities

     Securities will be valued in accordance with the specific provisions of the Fund's Registration Statement on Form N-lA, as amended from time to time (the "Fund's Registration Statement, such term also to include, if applicable each separate portfolio's registration statement").

     Quotations will be taken from the exchange where the security is primarily traded. Over-the-counter securities for which market quotations are readily available will be valued at the mean between the current bid and asked prices. Securities for which market quotations are not readily available will be valued at fair market value as determined by the Fund which will immediately notify the Bank of such value. The Bank will use one or more external pricing services as selected and authorized by the Fund on the Pricing Authorization Form attached hereto as Exhibit B. The Bank shall not be liable for any loss, cost, damage, claim or other matter incurred by or asseted against the Fund regardless of how characterized, based on or resulting from the inaccuracy or other deficiency in any information or data provided to the Bank by such vendor and used by the Bank in the performance of its services hereunder so long as the Bank will use reasonable efforts to assess the accuracy of such information or data by using the tests set out on such Pricing Authorization Form.

Section 3. Computation of Net Asset Value, Public Offering Price Performance
           Information

     The Bank will compute the Fund's net asset value in a manner consistent with the specific provisions of the Fund's Registration Statement. In general, such computation will be made by dividing the value of the Fund's portfolio securities, cash and any other assets, less its liabilities, by the number of shares of the Fund outstanding. Such computation will be made as of the close of business on the New York Stock Exchange each day, Monday through Friday, exclusive of national business holidays and other days on which the New York Stock Exchange is not open for business. If applicable, the Bank will also compute the public offering price by dividing the net asset value per share by the appropriate factor as provided by the Fund. The Bank will compute the Fund's rate and yield, if applicable, in accordance with the methodology set forth in the Fund's Prospectus and Statement of Additional Information.

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Section 4. Bank's Reliance on Instructions and Advice

     In maintaining the Fund's books of account and making the necessary computations, the Bank shall be entitled to receive, and may rely upon, information furnished it by any person certified to the Bank as being authorized by the Board of Directors of the Fund relating to:

     a. The manner and amount of accrual of expenses other than management fees to be recorded on the books of the Fund;

     b. The source of quotations to be used for such securities as may not be available through the Bank's normal pricing services;

     c. The value to be assigned to any asset for which no price quotations are readily available;

     d. If applicable, the manner of computation of the public offering price and such other computations as may be necessary;

     e.   Notification of transactions in portfolio securities.

     The Bank shall be entitled to rely upon any certificate, letter or other instrument or telephone call reasonably believed by the Bank to be genuine and to have been properly made or signed by an officer or other authorized agent of the Fund, and shall be entitled to received as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Fund or any other person authorized by the Fund's Board of Directors.

     The Bank shall be entitled to receive and act upon advice of Counsel (which may be Counsel for the Fund) and shall be without liability for any action taken or thing done in good faith in reliance upon such advice.

     The Fund agrees promptly to furnish the Bank with a copy of the Fund's Registration Statement in effect from time to time. The Bank may conclusively rely on the most recently delivered Fund's Registration Statement (including relevant amendments) for all purposes under this Agreement and shall not be liable to the Fund in acting in reliance thereon.

Section 5. Indemnification

     The Fund agrees to indemnify and hold harmless the Bank and its employees, agents and nominee from all taxes, charges, expenses, assessments, claims and liabilities (including attorney's fees) incurred or assessed against them in connection with the performance of this Agreement, except such as may arise from their own negligent action, negligent failure to act or willful misconduct. The foregoing notwithstanding, the Bank will in no event be liable for any loss resulting from the acts, omissions, lack of financial responsibility, or failure to perform the obligations of any person or organization designated by the Fund to be the authorized agent of the Fund as a party to any transaction.

     The Bank's responsibility - for damage or loss arising from military power, war, insurrection, or nuclear fission, fusion or radioactivity shall be limited to the use of the Bank's best efforts to recover the Fund's records determined to be lost, missing or destroyed.

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Section 6. Compensation and Bank's Expenses

     The Bank shall be paid as compensation for its services pursuant to this Agreement such compensation as may from time to time be agreed upon in writing between the two parties. The Bank shall be entitled to recover its telephone, delivery and all other out-of-pocket expenses as incurred, including without limitation reasonable attorney's fees.

Section 7. Termination

     Either the Bank or the Fund may terminate this Agreement by giving 90 days' written notice in advance to the other. Any termination date is to be no earlier than four months from the effective date hereof. Upon termination the Bank will turn over to me Fund and cease to retain in the Bank's files, records of the calculations of net asset value and all other records pertaining to its services hereunder; provided, however, the Bank in its discretion may make and retain copies of any and all such records and documents which it determines appropriate or for its protection.

Section 8. Miscellaneous

     This Agreement may not be assigned by the Bank without the consent of the Fund as authorized or approved by resolution of its Board of Directors.

     In connection with the operation of this Agreement, the Fund and the Bank may agree from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as in their joint opinions may be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions are to be signed by both parties and annexed hereto.

     Nothing in this Agreement shall give or be construed to give any shareholder of the Fund any rights against the Bank.

     This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

     Executed in several counterparts, each of which is an original,

                              SCUDDER MUTUAL FUNDS, INC.


                              By: /s/ Daniel Pierce
                                  ----------------------------------
                                  Name: Daniel Pierce
                                  Title: President



                              THE FIRST NATIONAL BANK OF BOSTON


                              By: /s/ Janice Charbonnier
                                  ----------------------------------
                                  Name: Janice Charbonnier
                                  Title:  Senior Manager

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                                  EXHIBIT A to
                       Fund Accounting Services Agreement

Standard Reports and Availability
---------------------------------

The following reports will be provided to the Fund on a regular basis with availability as indicated:

A.    Daily

      1.   Printed Trial Balance
      2.   Net Asset Value Worksheet
      3.   Cash Forecast
      4.   Rate/Yield Computation, if applicable

B.    Weekly - Tax Lot Ledgers

C.    Monthly

      1.   Tax Lot Ledgers as of month-end
      2.   Working Appraisal as of month-end
      3.   Purchase and Sale Journal for the month
      4.   Summary of Gains and Losses on Securities for the month
      5. Dividend Ledger for the month (Receivable as of month-end and earned)
      6. Interest Income Analysis for the month (receivable as of month-end and earned)
      7.   Trial Balance as of month-end
      8.   Net Asset Value Worksheet as of month-end
      9. Open Trades (payable and receivables for unsettled securities transactions)

D.    Annually

      1.   Purchase and Sale Journal for the year
      2.   Summary of Gains and Losses on Securities for the year
      3.   Broker Allocation Report for the year

      Availability of Reports

      1. Daily reports should be available for facsimile transmission, if desired, by 9:00 a.m. Boston time; messenger delivery to local clients may be expected by 10:00 a.m.

      2. Monthly and annual reports, except for Interest Income Analysis should be sent by overnight delivery (remote clients) or by messenger (local clients) by the tenth day of the following month; the Interest Income Analysis should be sent in the same manner by the fifteenth business of the following month.